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                                                                     EXHIBIT 3.1

                           FOURTH AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                                rStar CORPORATION

Lance Mortensen and David Wallace hereby certify that:

FIRST: The original name of this corporation was ZapMe! Delaware Corporation and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is July 22, 1999.

SECOND: The name of this corporation was previously changed to ZapMe! Corporation and the date of filing the Second Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is October 21, 1999.

THIRD: The name of this corporation was previously changed to rStar Corporation and the date of filing the Third Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is March 19, 2001.

FOURTH: They are the duly appointed and acting Chief Executive Officer and Secretary, respectively, of rStar Corporation, a Delaware corporation.

FIFTH: Pursuant to Sections 242 and 245 of the Delaware General Corporate Law, the Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

                                       I.

      The name of the corporation (the "Corporation") is:

                                rStar Corporation

                                       II.

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                      III.

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                       IV.

         Capital Stock:
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         A. This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock this Corporation is authorized to issue is 200,000,000, par value $0.01, and the total number of shares of Preferred Stock this Corporation is authorized to issue is 5,000,000, par value $0.01.

         The undesignated 5,000,000 shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the number of shares of any such series. Subject to Section IV.B. below, the Board of Directors is also authorized to determine or alter the powers, designations, preferences, rights and restrictions to be imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

         The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at anytime the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

         B. 1. The Corporation shall be required to: (i) on the First Payment Date (as defined below), make a distribution to shareholders of record of the Common Stock on June 30, 2003 (the "First Period Record Holders"), in an amount equal to the First Distribution Amount (as defined below); and (ii) on the Second Payment Date (as defined below), make a distribution to shareholders of record of the Common Stock on June 30, 2004 (the "Second Period Record Holders"), in an amount equal to the Second Distribution Amount (as defined below). The Corporation shall be required to pay the First Distribution Amount on the First Payment Date and the Second Distribution Amount on the Second Payment Date to the extent that, in each case, the Corporation has funds legally available therefor. If the Corporation is unable to make such distributions on either one or both of the First Payment Date and the Second Payment Date (each a "Payment Date"), the Corporation shall be required to pay all accrued and unpaid amounts of the First Distribution Amount and the Second Distribution Amount, as the case may be, on the earliest date after such Payment Date on which the Corporation has funds legally available for the payment of such distributions regardless of whether such date is a Payment Date.

         Notwithstanding the first and second sentences of the immediately preceding paragraph, in lieu of the requirement that the Corporation distribute the First Distribution Amount to the First Period Record Holders on the First Payment Date and the Second Distribution Amount to the Second Period Record Holders on the Second Payment Date, the Corporation may, at its option exercised at any time on or prior to the June 30, 2004, distribute an amount equal to the Maximum Distribution Amount (as defined below) to the shareholders of record of the Common Stock on a date fixed by the Board of Directors of the Corporation, which date shall not be more than sixty (60) days prior to the distribution date thereof; provided, however, that, if the
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distribution date of the Maximum Distribution Amount is on or after June 30,
2003, such distribution shall not modify or alter the Corporation's obligation to distribute the First Distribution Amount to the First Period Record Holders on the First Payment Date.

         The Corporation shall not: (i) pay or declare and set apart for payment any dividend or distribution on any class or series of the Corporation's capital stock other than the Common Stock (other than dividends payable in the form of additional shares of the Corporation's capital stock); or (ii) redeem, purchase or otherwise acquire any shares of any class or series of the Corporation's capital stock other than the Common Stock, or any right, warrant or option to acquire any such shares of capital stock, in each case, until the first to occur of: (w) the date on or after the Second Payment Date on which the entire First Distribution Amount and Second Distribution Amount (in each case, if any) has been distributed to the holders of the Common Stock in full; (x) the date before June 30, 2003 on which the Maximum Distribution Amount has been distributed to the holders of shares of Common Stock; (y) the date after June 30, 2003 and before June 30, 2004 on which the Maximum Distribution Amount and the First Distribution Amount (if any) has been distributed to the holders of the Common Stock; or (z) the date on which the Corporation completes a Qualified Sale (as defined below).

         2. As used herein, the "First Distribution Amount" shall mean an amount in cash calculated as follows:

         (a) In the event that during the fiscal period commencing on July 1, 2002 and ending on June 30, 2003 (inclusive) (such fiscal period being referred to herein as the "First Calculation Period") the Corporation's Applicable Net Income (as defined below) is less than or equal to $1,600,000, the First Distribution Amount shall be $5,000,000; provided, however, that in the event that such First Distribution Amount is, for any reason, not distributed to the First Period Record Holders on or before the First Payment Date, the amount of such First Distribution Amount shall increase at a rate of 7% per annum from the First Payment Date until the date on which the First Distribution Amount is actually distributed to the First Period Record Holders; and

         (b) In the event that during the First Calculation Period the Corporation's Applicable Net Income is greater than $1,600,000 and less than or equal to $2,500,000, the First Distribution Amount shall be $2,500,000; provided, however, that, in the event that such First Distribution Amount is, for any reason, not distributed to the First Period Record Holders on or before the First Payment Date, the amount of such First Distribution Amount shall increase at a rate of 7% per annum from the First Payment Date until the date on which the First Distribution Amount is actually distributed to the First Period Record Holders.

         (c) In the event that during the First Calculation Period, the Corporation's Applicable Net Income is greater than $2,500,000, the First Distribution Amount shall be zero.

         (d) Anything contained in Section IV.B.2(a) and (b) above to the contrary notwithstanding, in the event that the Audited Statements (as defined below) with respect to the
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First Calculation Period is not filed by the Corporation with the United States
Securities and Exchange Commission (the "SEC") or otherwise publicly announced or delivered to holders of the Common Stock on or before December 31, 2003, the First Distribution Amount shall be $5,000,000; provided, however, that, in the event that such First Distribution Amount is, for any reason, not distributed to the First Period Record Holders on or before the First Payment Date, the amount of such First Distribution Amount shall increase at a rate of 7% per annum from the First Payment Date until the date on which the First Distribution Amount is actually distributed to the First Period Record Holders.

         3. As used herein, the "Second Distribution Amount" shall mean an amount in cash calculated as follows:

         (a) In the event that during the fiscal period commencing on July 1, 2003 and ending on June 30, 2004 (inclusive) (such fiscal period being referred to herein as the "Second Calculation Period" and, together with the First Calculation Period, each a "Calculation Period") the Corporation's Applicable Net Income is less than or equal to $11,000,000, the Second Distribution Amount shall be $5,000,000; provided, however, that, in the event that such Second Distribution Amount is, for any reason, not distributed to the Second Period Record Holders on or before the Second Payment Date, the amount of such Second Distribution Amount shall increase at a rate of 7% per annum from the Second Payment Date until the date on which the Second Distribution Amount is actually distributed to the Second Period Record Holders; and

         (b) In the event that during the Second Calculation Period the Corporation's Net Income is greater than $11,000,000 and less than or equal to $16,500,000, the Second Distribution Amount shall be $2,500,000; provided, however, that, in the event that such Second Distribution Amount is, for any reason, not distributed to the Second Period Record Holders on or before the Second Payment Date, the amount of such Second Distribution Amount shall increase at a rate of 7% per annum from the Second Payment Date until the date on which the Second Distribution Amount is actually distributed to the Second Period Record Holders.

         (c) In the event that during the Second Calculation Period, the Corporation's Applicable Net Income is greater than $16,500,000, the Second Distribution Amount shall be zero.

         (d) Anything contained in Section IV.B.3(a) and (b) above to the contrary notwithstanding, in the event that the Audited Statements with respect to the Second Calculation Period is not filed by the SEC or otherwise delivered to holders of the Common Stock on or before December 31, 2004, the Second Distribution Amount shall be $5,000,000; provided, however, that, in the event that such Second Distribution Amount is, for any reason, not distributed to the Second Period Record Holders on or before the Second Payment Date, the amount of such Second Distribution Amount shall increase at a rate of 7% per annum from the Second Payment Date until the date on which the Second Distribution Amount is actually distributed to the Second Period Record Holders.
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         4. As used herein, the term "Maximum Distribution Amount" shall mean an amount in cash calculated as follows: (i) prior to the June 30, 2003, $10,000,000; (ii) after June 30, 2003 and before June 30, 2004, $5,000,000; or
(iii) after June 30, 2004, $0.00.

         5. As used herein, the term "Applicable Net Income" shall mean, for any Calculation Period, the Corporation's consolidated net income (excluding extraordinary items of gain or loss and before the amortization of goodwill and other intangible assets) generated during the applicable Calculation Period, by the SLA Business (as defined below), in each case: (i) as determined in accordance with generally accepted accounting principles in the United States of America as in effect from time to time consistently applied; and (ii) as reflected on audited financial statements of the SLA Business (the "Audited Statements"): (x) audited by independent certified public accountants of recognized national standing (which may be the regular auditors of the Corporation) selected by the Corporation and (y) filed by the Corporation with the SEC or otherwise publicly announced or delivered to the holders of the Common Stock.

         6. As used herein, the "SLA Business" shall mean the business of (i) implementing, operating and marketing broadband Internet access services and voice services to consumers and small office and home office subscribers in Latin America; (ii) providing in Latin America a bundled product with direct-to-home television service using a single satellite dish; and (iii) providing in Latin America such new technologies and products relating to the foregoing as Gilat Satellite Networks Ltd. may in the future develop or make available to StarBand Communications Inc., which shall be offered to the Corporation upon commercially reasonable terms via a two-way satellite-based network, together with the related assets, licenses, rights, management, employees experience and know-how, in each case, as conducted by the Corporation either directly or through one or more direct or indirect subsidiaries, including, without limitation, StarBand Latin America (Holland) B.V. ("SLA").

         7. As used herein, the "First Payment Date" shall mean the first to occur of: (i) the tenth (10th) business day following the date on which the Audited Financial Statements with respect to the First Calculation Period are first filed by the Corporation with the SEC or otherwise delivered to the holders of the Common Stock; and (ii) October 15, 2003.

         8. As used herein, the "Second Payment Date" shall mean the first to occur of: (i) the tenth (10th) business day following the date on which the Audited Financial Statements with respect to the Second Calculation Period are first filed by the Corporation with the SEC or otherwise delivered to the holders of the Common Stock; and (ii) October 15, 2004.

         9. As used herein, a "Qualified Sale" means either: (i) the closing by the Corporation of a firmly underwritten public offering of the Corporation's Common Stock raising gross proceeds to the Corporation of at least $25 million in cash, with a price for the Corporation's Common Stock of at least $2.32 per share; or (ii) the closing by the Corporation of the sale in a single transaction of the Corporation's Common Stock to a Third Party Purchaser (as defined below) raising gross proceeds to the Corporation of at least $100 million (the "Gross Proceeds"), with (x) a price for the Corporation's Common Stock of at least $1.00 per share and
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(y) at least 60% of the Gross Proceeds being in the form of cash; provided, however, that, if any portion of the Gross Proceeds received by the Corporation in such sale are not in the form of cash (the "Non-Cash Consideration"), prior to the consummation of any such sale, (A) the Corporation shall have obtained an appraisal from an independent third party appraiser of national standing and (B) the Board of Directors of the Corporation shall have made a good faith determination that the value of the assets, property or other consideration constituting the Non-Cash Consideration has a value in excess of $1.00 per share of Common Stock issued in connection therefor. As used herein, a "Third Party Purchaser" means a person or entity other than Gilat Satellite Networks, Ltd. or a person or entity controlled by, controlling or under common control with Gilat Satellite Networks, Ltd. or its successor. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any entity, means the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the securities having voting power for the election of directors of such entity or to otherwise direct or cause the direction of the management and policies of that entity, whether through the ownership of voting securities, by contract or otherwise.

         10. In case the Corporation shall, after the date hereof: (i) consolidate with or merge with any other entity and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) permit any other entity to consolidate with or merger into the Corporation and the Corporation shall be the continuing or surviving entity but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for stock or other securities of any other entity; or (iii) shall effect a capital reorganization or reclassification of the Common Stock, then, and in the case of each such transaction, proper provision shall be made so that (x) upon the basis and the terms and in the manner provided in this Certificate, the holders of the Common Stock shall be entitled to receive the First Distribution Amount and the Second Distribution Amount in accordance with the terms hereof and (y) the provisions of Section IV.B.1 shall continue to apply and be enforceable.

         11. Upon the sale, transfer or assignment by the Corporation of all or substantially all of its assets (other than to a direct or indirect wholly-owned subsidiary of the Corporation), the Maximum Distribution Amount shall:
(i)immediately accrue in its entirety on the date on which any such transaction is consummated; and (ii) become due and payable to (x) if such transaction occurs on or before June 30, 2003, the First Period Record Holders no later than July 31, 2003; or (y) if such transaction occurs after June 30, 2003, the Second Period Record Holders no later than July 31, 2004; provided that, in the case of this clause (y): (A) the Maximum Distribution Amount shall be $5,000,000; and
(B) such distribution shall not modify or alter the Corporation's obligation to distribute the First Distribution Amount to the First Period Record Holders on the First Payment Date.

         12. Notwithstanding anything to the contrary set forth in this Fourth Amended and Restated Certificate of Incorporation, the provisions of this
Section IV.B shall have no further effect of any kind whatsoever upon the earlier to occur of (w) the date on or after the Second Payment Date on which the entire First Distribution Amount and Second Distribution
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Amount (in each case, if any) has been distributed to the holders of shares of
Common Stock in full; (x) the date before June 30, 2003 on which the Maximum Distribution Amount has been distributed to the holders of the Common Stock; (y) the date after June 30, 2003 and before June 30,2004 on which the Maximum Distribution and the First Distribution Amount (if any) has been distributed to the holders of the Common Stock; and (z) the date on which the Corporation completes a Qualified Sale.

         13. Notwithstanding anything to the contrary set forth in this Fourth Amended and Restated Certificate of Incorporation, any holder of shares of Common Stock may waive the right to receive all or any portion of any one or more of the First Distribution Amount, the Second Distribution Amount and the Maximum Distribution Amount and, in the case of any such waiver, the Corporation shall not be obligated to, and shall not, pay any amounts of the First Distribution Amount, the Second Distribution Amount or the Maximum Distribution Amount, as applicable, with respect to any shares of Common Stock held by any holder who or which has waived the receipt thereof.

                                       V.

         The Corporation is to have perpetual existence.

                                       VI.

         The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

         (a) The business of the Corporation shall be managed by or under the direction of the Board of Directors.

         (b) Special meetings of stockholders of the Corporation may be called only by the President, the Chairman of the Board, by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) or by holders of a majority or more of the outstanding shares of capital stock of the Corporation entitled to vote at such a meeting.

                                      VII.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                      VIII.

         Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                       IX.
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         The number of directors which constitute the whole Board of Directors of the Corporation shall be as set forth in the Bylaws of the Corporation and maybe fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the General Corporation Law of the State of Delaware.

         Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors or by unanimous written consent of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.

                                       X.

         To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach fiduciary duty as a director.

         The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

         Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                       XI.

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept(subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                      XII.
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         Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                      XIII.

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
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A. This Fourth Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

B. This Fourth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation. A majority of the outstanding shares of Common Stock approved this Amended and Restated Certificate of Incorporation at the Annual Meeting of Stockholders held on April 30, 2002 in accordance with Section 242 of the General Corporation Law of the State of Delaware and in accordance with the corporation's Certificate of Incorporation and written notice of such was given by the corporation in accordance with Section 242.

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IN WITNESS WHEREOF, rStar Corporation has caused this Fourth Amended and
Restated Certificate of Incorporation to be signed by the Chief Executive Officer and the Secretary in San Ramon, California, this 2nd day of August, 2002.

                                        rStar  Corporation

                                        By: /s/ Lance Mortensen
                                            ____________________________________
                                        Lance Mortensen
                                        Chief Executive Officer

                                        ATTEST

                                        By:      /s/ David Wallace
                                            ____________________________________
                                        David S. Wallace
                                        Secretary